UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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Biogen Idec Inc.

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May 22, 2008
Dear Fellow Stockholder:
Biogen Idec has delivered superior stock price returns over the past one-, three- and four-year periods, outperforming the S&P 500, the Dow Jones Industrial Average and the Amex Biotechnology Index. As you decide how to vote at the important annual meeting of stockholders scheduled for June 19, 2008, we urge you not to be misled by Carl Icahn’s rhetoric. Your Board and management have created exceptional stockholder value — do not allow a dissident team to jeopardize Biogen Idec’s proven track record of outperformance.
As you probably know, your Company recently celebrated its 30-year anniversary. The enclosed press release provides more information about Biogen Idec’s accomplishments, its history of creating stockholder value and the bright outlook for stockholders in the future.
We urge you to vote for your Company’s four highly regarded and accomplished nominees. Please use the WHITE proxy card to vote — by telephone, by Internet or by signing, dating and returning your WHITE proxy card in the enclosed postage-paid envelope TODAY.
Thank you for your continued support.

Sincerely,

Bruce Ross, Chairman	James Mullen, Chief Executive Officer

Your Vote Is Important, No Matter How Many Or How Few Shares You Own.
If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:
INNISFREE M&A INCORPORATED
Stockholders Call Toll-Free: (877) 750-5836
Banks and Brokers Call Collect: (212) 750-5833
IMPORTANT
We urge you NOT to sign any Gold proxy card sent to you by The Icahn Parties.
If you have already done so, you have every legal right to change your vote by using the enclosed
WHITE proxy card to vote TODAY— by telephone,
by Internet, or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

BIOGEN IDEC CELEBRATES 30 YEARS OF TRANSFORMING
DISCOVERY INTO CARE
Cambridge, MA — May 19, 2008 — Biogen Idec Inc. (NASDAQ: BIIB), a global biotechnology leader in the discovery, development, manufacturing and commercialization of innovative therapies, this week is celebrating its 30-year anniversary of creating new standards of care in therapeutic areas with high unmet medical needs.
“For 30 years, Biogen Idec has been transforming discoveries into breakthrough therapies that improve the lives of patients around the world,” said James Mullen, Biogen Idec’s Chief Executive Officer. “With leading biotechnology products, a robust pipeline and talented people, we are delivering significant value for our patients and shareholders. Our prospects for future growth and success have never been better.”
Currently, Biogen Idec markets three major therapies. It has an industry-leading multiple sclerosis (MS) franchise with AVONEX® (Interferon beta-1a), the world’s most prescribed therapy for relapsing forms of MS; and TYSABRI® (natalizumab), co-marketed with Elan Pharmaceuticals, which reached approximately 26,000 patients on commercial and clinical therapy worldwide as of the end of March 2008. The company also co-markets with Genentech, Inc. RITUXAN® (rituximab), the world’s leading cancer therapy and a treatment for non-Hodgkin’s lymphoma and rheumatoid arthritis.
The company’s product pipeline includes 15 products in Phase 2 and beyond, and its research and development is focused primarily on neurology, oncology and rheumatology, with emerging efforts in cardiopulmonary diseases and hemophilia. Patients in more than 90 countries benefit from Biogen Idec’s significant products. The company has more than 4,200 employees worldwide and generated revenues of nearly $3.2 billion in 2007.
Nobel Laureate Phillip A. Sharp, Ph.D., co-founder and a Director of the company, said, “Thirty years ago, we could only have dreamed that the company we started would have the profound impact on patients that it has today. It is gratifying to see Biogen Idec’s spirit of innovation and perseverance continuing to drive excellence in research and development. The company has also outlined a comprehensive strategic growth plan that we believe will build on the exciting momentum underway.”
A Plan for Continued Growth
Biogen Idec has presented detailed product and financial goals for the year 2010. Specifically, the company aims to generate revenue growth at a 15 percent compound annual growth rate (CAGR) and non-GAAP EPS at a 20 percent CAGR from 2007 through 2010. This strong growth is expected to be driven by:
•	Continued solid performance of AVONEX, the world’s most prescribed therapy for MS;

•	Expansion of RITUXAN into autoimmune diseases;

•	Achievement of the milestone of 100,000 patients on TYSABRI by year-end 2010;

•	Continued geographic diversification of the company’s revenue base, with more than 40 percent of revenue coming from its International business by 2010; and

•	By year-end 2010, the launch of four new products from the pipeline or existing products in major new indications, and the advancement of another six programs into late-stage development.
Company History Highlights

1978:	Biogen NV is incorporated
1979:	Biogen scientists are the first to announce synthesis in bacteria (expression) of hepatitis B virus protein antigens
Biogen grants exclusive worldwide license to Schering-Plough for its alpha interferon patents. Today, INTRON® A (Interferon alfa-2b) is marketed in several indications including chronic hepatitis B and C, and malignant melanoma
1980:	Walter Gilbert, Ph.D., of Harvard University and one of Biogen’s founders, receives the Nobel Prize for sequencing nucleotides
1985:	IDEC Pharmaceuticals is founded
1988:	Biogen licenses its hepatitis B technology to SmithKlineBeecham. Today ENGERIX®-B (hepatitis B vaccine) and RECOMBIVAX® are sold by GlaxoSmithKline and Merck, respectively
1993:	Phillip Sharp, Ph.D., of the Massachusetts Institute of Technology and a founder of Biogen, receives the Nobel Prize for his discovery of split genes and RNA splicing
1996:	FDA approves Biogen’s AVONEX for treatment of relapsing forms of MS
1997:	FDA approves IDEC’s RITUXAN for the treatment of certain types of B-cell non-Hodgkin’s lymphoma — the first monoclonal antibody to be approved as a cancer therapeutic
Biogen licenses exclusive rights to bivalirudin to The Medicines Company, which today markets ANGIOMAX® as an anticoagulant
2003:	Biogen and IDEC Pharmaceuticals merge to create Biogen Idec
2006:	FDA approves RITUXAN for the treatment of moderate-to-severe rheumatoid arthritis
2006:	TYSABRI is reintroduced in the U.S. and launched in the European Union as a treatment for relapsing forms of MS
2007:	Biogen Idec continues to expand its global footprint, opening offices in Brazil, China and India
2008:	FDA approves TYSABRI for the treatment of moderate-to-severe Crohn’s disease in patients who have failed or cannot tolerate available therapies
About Biogen Idec
Biogen Idec creates new standards of care in therapeutic areas with high unmet medical needs. Founded in 1978, Biogen Idec is a global leader in the discovery, development, manufacturing, and commercialization of innovative therapies. Patients in more than 90 countries benefit from Biogen Idec’s significant products that address diseases such as lymphoma, multiple sclerosis, and rheumatoid arthritis. For product labeling, press releases and additional information about the company, please visit www.biogenidec.com.

Safe Harbor
This press release contains forward-looking statements, which appear under the heading “A Plan for Continued Growth” and in the comments from James Mullen, our CEO and Phil Sharp, a co-founder and Director of the company. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from that which we expect. Important factors that could cause our actual results to differ include our continued dependence on our two principal products, AVONEX and RITUXAN, the uncertainty of success in commercializing other products including TYSABRI, the occurrence of adverse safety events with our products, the consequences of the nomination of directors for election to our Board by an activist shareholder, the failure to execute our growth strategy successfully or to compete effectively in our markets, our dependence on collaborations over which we may not always have full control, possible adverse impact of government regulation and changes in the availability of reimbursement for our products, problems with our manufacturing processes and our reliance on third parties, fluctuations in our operating results, our ability to protect our intellectual property rights and the cost of doing so, the risks of doing business internationally and the other risks and uncertainties that are described in Item 1.A. Risk Factors in our reports on Form 10-K and Form 10-Q and in other periodic and current reports we file with the SEC. These forward-looking statements speak only as of the date of this press release, and we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.
Important Information
On May 8, 2008, Biogen Idec filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the Company’s 2008 Annual Meeting. Biogen Idec’s stockholders are strongly advised to read the definitive proxy statement carefully before making any voting or investment decision because the definitive proxy statement contains important information. The Company’s proxy statement and any other materials filed by the Company with the SEC can be obtained free of charge at the SEC’s web site at www.sec.gov or from Biogen Idec at http://investor.biogenidec.com. The Company’s definitive proxy statement and other materials will also be available for free by writing to Biogen Idec Inc., 14 Cambridge Center, Cambridge, MA 02142 or by contacting our proxy solicitor, Innisfree M&A Incorporated, by toll-free telephone at (877) 750-5836.
GAAP EPS Reconciliation for 2010 Goals
On a reported basis, calculated in accordance with accounting principles generally accepted in the U.S. (GAAP), the company aims to grow GAAP EPS from 2007 through 2010 at a 25% CAGR. The long-term non-GAAP EPS goal excludes the impact of purchase accounting, merger-related adjustments, stock option expense, and their related tax effects. In order to reconcile long-term GAAP and non-GAAP EPS figures, the company has excluded the following items for 2008 through 2010 from our non-GAAP EPS goal provided above:
•	Purchase accounting charges, including amortization of acquired intangible assets and IPR&D, is estimated to be $760-$800 million for already completed transactions;

•	Stock option expense due to FAS 123R is estimated to be in the range of $80-$90 million;

•	Tax benefit of $220-$240 million related to the pre-tax reconciling items.
Because the company cannot predict with certainty the nature or the amount of non-operating or unusual charges through 2010, it has made no assumption regarding new purchase accounting charges in this GAAP EPS goal. The company may incur charges or realize income through 2010 which could cause actual results to vary from the goal.
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